Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

BEACON POWER ANNOUNCES THIRD QUARTER 2009 RESULTS

Tyngsboro, Mass. –November 4, 2009 — Beacon Power Corporation (NASDAQ: BCON)

Recent Highlights

•                  In July, the Company began operating a second megawatt (MW) of flywheel-based frequency regulation capacity at its facility in Tyngsboro, Massachusetts. This is in addition to its first MW, which has been in operation since November, 2008.

•                  In 2009, $11.9 million net of expenses, was raised from the sale of stock.

•                  The New York State Public Service Commission granted the Company a Certificate of Public Convenience and Necessity (CPCN) for its proposed 20 MW flywheel frequency regulation plant in Stephentown, NY, and approved the project’s overall financing.

•                  Net loss from operations for the third quarter of 2009 was 27% lower than in the third quarter of 2008.

Beacon Power Corporation, a development-stage company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced its financial results for the third quarter ended September 30, 2009.

Financial Results

For the third quarter of 2009, Beacon Power reported revenue of $273,000 and a net loss of $4,092,000, or ($0.03) per share, compared to revenue of $4,000 and a net loss of $5,621,000, or ($0.06) per share, in the third quarter of 2008. For the nine months ended September 30, 2009, the Company reported revenue of $666,000 and a net loss of $14,399,000, or ($0.12) per share, compared to revenue of $53,000 and a net loss of $16,340,000, or ($0.18) per share, for the same period ended September 30, 2008.

During the first nine months of 2009, Beacon earned revenue from frequency regulation service provided through an ISO New England pilot program that began in November 2008, and from its research and development contracts. Revenue earned during the equivalent period of 2008 was primarily derived from the sale of solar inverters and related products and from its research and development contracts. Cost of goods sold increased from approximately $10,000 in the first nine months of 2008 to approximately $705,000 during the equivalent period of 2009.  Beacon’s average gross margin for frequency regulation services during the third quarter of 2009 was 22.2% on revenue of $63,000.  Cost of energy during that period totaled $49,000, of which $35,000, or 71%, represents retail transmission and distribution charges.  Pro forma gross margin calculated without transmission or distribution charges would be approximately 80%.  Because the Company’s proposed Stephentown facility will be connected to the grid at the transmission level, it will not incur such charges.

During the first quarter of 2009, Beacon began to classify as “Operations and Maintenance” on its income statement expenses related to the manufacturing, materials handling and procurement functions, Smart Energy Matrix™ operations, and expensed non-fungible costs associated with its flywheel installations. Prior to 2009, such expenses were included under “Research and Development.” On a combined basis, Operations and Maintenance and Research and Development expenses for the quarter ended September 30, 2009, were $2,247,000, compared to $3,535,000 in the third quarter of 2008, a decrease of $1,288,000 or 36.4%. For the nine months ended September 30, 2009, Operations and Maintenance and Research and Development costs were $7,470,000, as compared to $9,571,000 in the comparable period in 2008. This represents a decrease of $2,101,000, or 22%, on a year-to-date basis. The reduction in costs was attributable to greater absorption of overhead, lower legal and occupancy and other costs, as well as lower stock-based compensation expense, partially offset by higher labor and contractor costs in certain areas.

Selling, general and administrative expenses were $1,463,000 during the third quarter of 2009, compared to $1,805,000 in the third quarter of 2008, a decrease of $342,000, or approximately 19%. For the nine month period ended September 30, 2009, selling, general and administrative expenses decreased by $753,000, or 12%, from $6,109,000 in 2008 to $5,356,000 in 2009. This decrease is due primarily to lower stock-based compensation, legal, consulting and other costs, partially offset by higher public company expenses and labor costs. Additionally, depreciation expense in the third quarter of 2009 increased by $145,000 compared to the third quarter of 2008, and by $419,000 year to date. This increase is primarily from capital expenditures relating to leasehold improvements at our new manufacturing and office facility in Tyngsboro, the purchase of machinery and equipment required to begin commercial production, and depreciation on the two MW of frequency regulation capacity in service as of the end of the third quarter of 2009.

At September 30, 2009, the Company had $4.3 million in cash and cash equivalents.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; uncertainties relating to the success of Beacon’s DOE grant proposals; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in finalizing the DOE loan guarantee support for our Stephentown, New York, facility, or complying with the conditions or ongoing covenants of that support; a need to raise additional equity to fund the project and Beacon’s other operations in uncertain financial markets; conditions in target markets, including the fact that some ISOs have been slow to comply with FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,335,289	$14,357,475
Accounts receivable, trade	46,320	11,840
Unbilled costs on government contracts	386,705	16,804
Prepaid expenses and other current assets	381,800	880,729
Total current assets	5,150,114	15,266,848

Property and equipment, net	24,119,619	23,027,909
Restricted cash	207,552	205,020
Deferred financing and other assets	1,542,902	96,033
Total assets	$31,020,187	$38,595,810

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,107,711	$3,825,520
Accrued compensation and benefits	1,613,506	1,410,038
Other accrued expenses	1,588,963	3,253,407
Advance billings on contracts	34,727	10,811
Accrued contract loss	201,268	132,526
Deferred rent - current	132,121	112,808
Current portion of long term debt	576,283	117,023
Total current liabilities	5,254,579	8,862,133
Long term liabilities:
Lease liability - long term	785,986	885,076
Long term debt, net of discount	2,811,650	3,237,061
Total long term liabilities	3,597,636	4,122,137
Stockholders’ equity:
Common stock	1,271,766	1,074,332
Additional paid-in-capital	222,902,960	212,145,254
Deficit accumulated during the development stage	(201,293,915)	(186,895,207)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	22,167,972	25,611,540

Total liabilities and stockholders’ equity	$31,020,187	$38,595,810

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenue	$273,096	$4,390	$665,736	$52,782
Cost of goods sold	246,844	5,763	704,520	9,935
Gross profit	26,252	(1,373)	(38,784)	42,847
Operating expenses:
Operations and maintenance	621,109	—	2,167,203	—
Research and development	1,625,910	3,535,096	5,302,613	9,570,674
Selling, general and administrative	1,463,545	1,804,595	5,356,356	6,108,836
Loss on sales and contract commitments	—	—	132,500	86,601
Depreciation and amortization	479,121	334,236	1,345,539	927,455
Total operating expenses	4,189,685	5,673,927	14,304,211	16,693,566

Loss from operations	(4,163,433)	(5,675,300)	(14,342,995)	(16,650,719)
Other income (expense), net	71,352	54,568	(55,713)	310,814
Loss to common shareholders	$(4,092,081)	$(5,620,732)	$(14,398,708)	$(16,339,905)

Loss per share, basic and diluted	$(0.03)	$(0.06)	$(0.12)	$(0.18)
Weighted-average common shares outstanding	122,929,999	88,754,642	115,857,585	88,711,837

SOURCE:

Beacon Power Corporation